Exhibit 99.3
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INNOVID
The following discussion and analysis should be read in conjunction with the unaudited condensed financial statements and audited financials statements and related notes of Innovid either included in the final prospectus and definitive proxy statement/prospectus (the “Proxy”) relating to the Business Combination dated November 10, 2021 and filed with the Securities and Exchange Commission, or attached to this Current Report on Form 8-K. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of the Proxy entitled “Risk Factors” and “General Information-Cautionary Note Regarding Forward-Looking Statements.”
Unless the context otherwise requires, all references in this section to “Innovid,” “we,” “us,” “our” or the “Company” refer to Innovid, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Company Overview
We are a leading independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments. As of September 30, 2021, over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo are utilizing our platform in their advertisement delivery infrastructure. Innovid’s revenue has grown alongside the growth of CTV advertising. We believe our open platform and purpose-built technology for CTV, combined with our position as a media-independent provider, has allowed us to win a large and growing market share, while the growth of CTV combined with our usage-based revenue model has further contributed to our rapid growth. CTV accounted for 46%, 40% and 31% of all video impressions served by Innovid during the nine months ended September 30, 2021, the year ended December 31, 2020 and the year ended December 31, 2019. During the year ended December 31, 2020, this represented a year-over-year increase of almost 60%. The balance of video impressions served by Innovid during such periods were attributable to Mobile, 40%, 43% and 48%, respectively, and PC, 14%, 16% and 21%, respectively. In 2020, the year-over-year change in impressions for Mobile TV was an increase of 15% and for Desktop TV was a decrease of 3%. For the nine months ended September 30, 2021, impressions for CTV, Mobile TV and Desktop TV increased 63%, 35% and 29%, respectively compared to the comparable prior year period. An impression is the metric used to quantify the number of views of an advertisement. Impressions are measured by cost per mile (CPM), where mile refers to 1,000 impressions (or cost per thousand). For example, a CTV ad might have a CPM of $25, meaning that the content owner, receives $25 every time an ad is displayed 1,000 times within a designated program. Ad servers, such as Innovid, provide a pixel that is implemented within an ad. When an ad with that pixel loads, an impression is counted. Counting impressions is essential to how digital advertising is measured, accounted and paid for. We serve many of the top TV advertisers, including Anheuser-Busch InBev, Kellogg’s, Volvo and many more, with such clients representing key verticals we serve and Anheuser-Busch InBev, Kellogg’s and Volvo each a core client.
A key driver of CTV growth has been the evolving preferences of consumers. Consumers are increasingly cutting the cord and streaming TV content “Over the Top” (“OTT”) through internet-connected devices rather than traditional broadcast, satellite or cable TV. We believe OTT content, which is typically delivered on-demand, seeks to provide a better user experience, and often saves the consumer money over traditional paid TV services. Advertisers seeking to engage these audiences are rapidly shifting dollars away from traditional TV mediums towards increasing budgets for CTV. Advertisers also can benefit from the shift to CTV as the digitally delivered ads can be personalized and measured in real time, similar to other digital advertising mediums such as internet browser-based formats. As a result, TV advertisers have better transparency, control and ultimately potential return on investment from their CTV advertising.
Innovid’s purpose-built CTV infrastructure platform is comprised of three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Our software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including Demand Side Platforms (DSPs) such as The Trade Desk and Amobee; Supply Side Platforms

(SSP) such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Our offering encompasses independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner. Although we work closely with the vendors who buy and sell media, our platform only facilitates the creation, delivery and measurement of advertisements and campaigns and we do not make purchasing decisions or facilitate the purchasing of advertisement inventory. Because we do not make ad buying or selling decisions we are able to maintain our independence and remain free of potential buying conflicts.
We target clients comprised of the largest global TV advertisers. In 2020, our blue-chip advertiser client base includes over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo. In addition we work closely with the top advertising agency holding companies such as WPP, Publicis Groupe, Omnicom, Interpublic Group of Cos. and Dentsu. Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, financial services, automotive and technology. We believe Innovid’s independence is critical to advertisers seeking an interoperable and open partner that is primarily focused on technology infrastructure. We define a core client as an advertiser that generates at least $100,000 of annual revenue. We have a history of strong growth in our core client base, with over 90 core clients as of December 31, 2020. No individual core client (brand/advertiser) represented more than 13% of 2020 revenue. Together our core clients have typically generated more than 80% of our annual revenue from 2018 through 2020 demonstrating our continued focus on large enterprise customers. In the years 2018, 2019 and 2020 we had 77, 85, and 95 “core clients”, that generated 84%, 86%, and 89% of the total company revenue in the corresponding periods. We do not include the number of core clients or percentage of revenue attributable to core clients for any interim periods as the calculation of customers that constitute core clients is calculated only at year end based on annual revenue.
Innovid serves customers globally through a delivery footprint covering over 70 countries, including the United States (U.S.), United Kingdom (U.K.), Mexico, Argentina, Colombia, Israel, Singapore, Japan and Australia. Approximately 8% of Innovid’s revenue was generated by our customers outside of the U. S. for the year ended December 31, 2020. Our non-U.S. customers generated approximately 9% of the total revenue for nine months ended September 30, 2021.
Our revenue model is based on impressions volume and the cost per impression for our various ad serving services. For our core ad serving platform, we generate revenue from our advertising customers based on the volume of advertising impressions delivered, enabling us to grow as our customers increase their digital ad spend and corresponding ad impressions. Additionally, we generate revenue from creative services based on flat fee per projects and measurement solutions based on the volume of advertising impressions measured. As we introduce new products such as advanced measurement and creative capabilities including personalization and interactivity, we expect to be able to charge higher prices per impression volume.
The Transaction
On June 24, 2021, ION, Innovid, Merger Sub 1 and Inspire Merger Sub 2, LLC (“Merger Sub 2”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). On November 30, 2021, as contemplated by the Merger Agreement, ION consummated the merger transaction contemplated by the Merger Agreement (the “Business Combination”) pursuant to the following steps (the “Closing”):
•Merger Sub 1 merged with and into Innovid (the “First Merger”), the separate corporate existence of Merger Sub 1 ceased with Innovid continuing as the surviving corporation (the “Surviving Corporation”),
•immediately thereafter, the Surviving Corporation merged with and into Merger Sub 2 (collectively with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of ION,
•ION changed its name to “Innovid Corp.” (the “Name Change”), pursuant to the terms and subject to the conditions set forth in the Merger Agreement,

•prior to the consummation of the Mergers, ION was redomiciled (the “Domestication”) as a Delaware corporation in accordance with the Delaware General Corporation Law, the Cayman Islands Companies Act (As Revised) and the amended and restated memorandum and articles of association of ION (the “Cayman Constitutional Documents”), in connection with which ION effected a deregistration under the Companies Act and a domestication under Section 388 of the DGCL (by means of filing a certificate of corporate domestication with the Secretary of State of Delaware), and
•the other transactions contemplated by the Merger Agreement and documents related thereto were consummated.
In connection with the Mergers and the Name Change, Innovid Corp. (formally ION) issued (a) 86,901,792 shares of common stock, par value $0.0001 per share (“New Innovid Common Stock”) to former equityholders of Innovid Inc. and (b) 20,000,000 shares of New Innovid Common Stock to PIPE Investors (as defined below)
Pursuant to the Merger Agreement, immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share, par value $0.0001 per share (each an “ION Class B Ordinary Share”) then issued and outstanding automatically converted into one ION Class A Ordinary Share, par value $0.0001 per share (each an “ION Class A Ordinary Share” together with the ION Class B Ordinary Shares, the “ION Shares”). Immediately following such conversion, upon the Domestication and the Mergers, (i) each issued and outstanding unit representing one (1) ION Class A Share and one-eighth (1/8) of the warrant to purchase one (1) ION Class A Share at a price of $11.50 per share (the “ION Warrants”) was automatically separated into the underlying ION Class A Share and one-eighth of an ION Warrant, (ii) each ION Class A Share issued and outstanding immediately prior to the Domestication was automatically converted into one share of New Innovid Common Stock, (iii) each whole ION Warrant was automatically converted into a redeemable warrant exercisable for one share of New Innovid Common Stock on the same terms as the ION Warrants (the “Public Warrants”), and (iv) each whole private placement warrant, exercisable for one ION Class A Share at $11.50 per share, issued and outstanding prior to the Domestication was automatically converted into a warrant exercisable for one share of New Innovid Common Stock on the terms and subject to the conditions set forth in the applicable warrant agreement (the “Private Placement Warrants” and together with the Public Warrants, the “Company Warrants”). No fractional Company Warrants were issued upon separation of the ION Units.
As previously announced, on June 24, 2021, concurrently with the execution of the Merger Agreement, ION entered into subscription agreements, pursuant to which certain accredited investors (the “PIPE Investors”) agreed to purchase an aggregate of 15,000,000 Shares of New Innovid Common Stock at $10.00 per share for an aggregate commitment amount of $150,000,000. On October 18, 2021, ION entered into new subscription agreements with certain PIPE Investors, including funds affiliated with ION, pursuant to which some of the PIPE Investors collectively subscribed for an additional 5,000,000 shares of New Innovid Common Stock at $10.00 per share for an aggregate commitment amount of $50,000,000 .
The Transaction were accounted for as a reverse recapitalization in accordance with U. S. GAAP. Under this method of accounting, ION is treated as the “acquired” company for accounting purposes and the Transaction will be treated as the equivalent of Innovid issuing stock for the net assets of ION, accompanied by a recapitalization.
Impact of COVID-19
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on our customers. Based on public reporting and our observations, some advertisers in certain industries, such as the automotive industry, decreased their short-term advertising spending in light of supply chain disruptions and/or labor shortage. This in turn could negatively impact our revenues from such advertisers.
We have considered the impact of COVID-19 on our estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the nine months ended September 30, 2021. As events continue to evolve and additional information becomes available, our estimates and assumptions may change materially in future periods.

We obtained an unsecured loan of $3.5 million in April 2020 due to uncertainties related to COVID-19. The loan was obtained through Silicon Valley Bank (“SVB”) under the Paycheck Protection Program (the “PPP Loan”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program Flexibility Act (the “Flexibility Act”). In May 2020, we received $0.5 million from Special Situations Investing Group II, LLC (“SSIG”), a related party of one of our investors, for the purpose of a partial repayment of the PPP Loan. We have since repaid the PPP Loan in the amount of $3.0 million in June 2021. For more detail refer to our audited consolidated financial statement presented in the Proxy or attached to this Current Report on Form 8-K.
Key Factors Affecting Our Performance
There are a number of factors that have impacted, and we believe will continue to impact, our results of operations and growth. These factors include:
Continued market demand. Our performance is dependent on continued global demand across the advertising ecosystem for independent third-party ad serving and measurement of digital ads. Advertisers, programmatic platforms, social media channels and digital publishers are collectively placing increased emphasis on the quality and effectiveness of digital ad spend across all channels, formats and devices.
Our growth is primarily driven by the fastest growing segments of digital ad spend, mostly CTV, and our results depend on our ability to capture continued market growth.
Growth of volume of CTV ad impressions of existing customers. Our results also depend on our ability to retain our existing customers and on our customers’ continued investment in CTV advertising. Customer retention will continue to impact our results as TV investment continues to shift from linear to CTV and the volume of CTV impressions grows.
Upsell of additional services. An additional contributor to our efforts in expanding revenue generated by our customers is our investment in cross-selling our solutions. We cross-sell our personalized creative solutions to primary ad serving customers, who, for example, begin using our services with standard TV ads and then introduce personalized formats over time. We also have cross-selling efforts related to our advanced measurement solutions, which provide real-time metrics to inform optimization of TV campaigns while in market. The success of these efforts will impact our results of operations.
Global expansion
The majority of our clients are global advertisers and operate at a significant scale. Innovid serves customers globally through a delivery footprint covering over 70 countries, including the United States, the United Kingdom, Mexico, Argentina, Colombia, Israel, Singapore, Japan, Australia, and China. In 2020, less than 10% of Innovid’s revenue was generated outside of the US and Canada.
We intend to continue to grow our footprint in international markets in order to meet the needs of our global customer base and to accelerate new customer acquisition in key geographies outside of North America. Our results of operations will be impacted by the success of our geographic expansion, and whether the expected ad spend growth in these markets materializes.
New client accounts: We intend to continue targeting new brand, media agency and digital publisher customers who are currently utilizing solutions provided by our competitors or point solutions. Our results of operations will be impacted by our ability to attract new customers.
Seasonality: We experience fluctuations in revenues that coincide with seasonal fluctuations in the digital ad spending of our customers, in particular television ad spending patterns. Advertisers often allocate the largest portion of their media budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. As a result, the fourth quarter of the year typically reflects our highest level of revenues while the first quarter typically reflects our lowest level of revenues. We expect our revenues to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole and for these seasonal fluctuations in ad spend to impact quarter-over-quarter results. We believe that the year-over-year comparison of results more appropriately reflects the overall performance of our business. However, this traditional seasonality may also be impacted by certain external factors or major events that impact traditional television advertising patterns, such as the COVID-19 pandemic, which led to a lower industry spend in 2020 than we would have expected based on traditional seasonality of television advertising spend. In the first nine months of 2021 we observed more traditional seasonality in television advertising spend relative to the corresponding period of 2020.
Public company costs: We will incur additional legal, accounting and other expenses that we did not previously incur, including costs associated with SEC reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act as well as other rules implemented by the SEC and the NYSE. Our financial statements will reflect the impact of these expenses in the future periods.
Components of Results of Operations
The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included in the Proxy or attached to this Current Report on Form 8-K.
Revenues
We generate revenues from providing Advertising Services to our customers: advertisers, media agencies and publishers. We focus on standard, interactive and data driven digital video advertising. Our major revenue streams are ad serving and creative services. Ad Serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units. We also have a new offering , which is focused on measurement of the efficiency of CTV advertising and in-flight optimizations for TV marketers. We are planning to further develop and scale it in the future.
We generate the majority of our revenues from the sale and delivery of our products within the U. S. For information with respect to sales by geographic markets, refer to “—Revenue Recognition.” Our chief operating decision maker (our Chief Executive Officer) does not evaluate the profit or loss from any separate geography.
We anticipate that revenues from our U.S. sales will continue to constitute a substantial portion of our revenues in future periods.
Cost of revenues
Cost of revenues consists primarily of costs to run our ad serving and creative services. These costs include hosting fees, personnel costs including stock-based compensation, professional services costs and facility related costs. We allocate overhead, including rent and other facility related costs, communication costs and depreciation expense, based on headcount.
Research and development
Research and development expenses consist primarily of personnel costs, including stock-based compensation, professional services costs and facility related costs. We allocate overhead including rent and other facility related costs, communication costs and depreciation expenses based on headcount. We expect research and development expenses to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our platform and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.

Sales and marketing
Sales and marketing expenses consist primarily of personnel costs, including stock-based compensation, professional services costs and facility related costs, as well as costs related to advertising, promotional materials, public relations, other sales and marketing programs. We allocate overhead, including rent and other facility related costs, communication costs and depreciation expense, based on headcount.
General and administrative
General and administrative expenses consist primarily of personnel costs, including stock-based compensation, for executive management, finance, accounting, human capital, legal and other administrative functions as well as professional services costs and facility related costs. We allocate overhead, including rent and other facility related costs, communication costs and depreciation expense, based on headcount.
Results of Operations
Nine months ended September 30, 2021 compared to nine months ended September 30, 2020
The following table sets forth our unaudited consolidated results of operations for the nine months ended September 30, 2021 and 2020. Our results of operations for the interim periods have been prepared on the same basis as our audited consolidated financial statements, and we believe reflect all normal recurring adjustments necessary for the fair presentation of our results of operations for these periods. This information should be read in conjunction with our audited consolidated financial statements and related notes included in the Proxy or attached to this Current Report on Form 8-K. These results of operations for the interim periods are not necessarily indicative of our results of operations for a full year or any future period.

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue
Revenues	$64,324	100%	$45,772	100%
Cost of revenues	12,418	19%	8,544	19%
Gross profit	51,906	81%	37,228	81%
Operating expenses:
Research and development	16,932	26%	13,673	30%
Sales and marketing	23,534	37%	22,624	49%
General and administrative	10,587	16%	5,622	12%
Total operating expenses	51,053	79%	41,919	92%
Operating profit/ (loss)	853	1%	(4,691)	(10)%
Finance expenses, net	3,878	6%	528	1%
Loss before taxes	(3,025)	(5)%	(5,219)	(11)%
Taxes on income	829	1%	899	2%
Net loss	$(3,854)	(6)%	$(6,118)	(13)%
Revenues
The growth and scaling of CTV was the key driver of Innovid’s revenue growth. As TV ad spend continues to shift from linear to CTV, we continue to benefit from the natural volume growth of CTV impressions we delivered for our existing and new customers. We have driven consistent positive net revenue retention of our core client base, largely through increased CTV advertising volume, as legacy TV budgets migrate from linear TV to CTV.
Total revenue increased by $18.5 million, or 41%, from $45.8 million for the nine months ended September 30, 2020 as compared to $64.3 million for the nine months ended September 30, 2021, driven primarily by growth in ad impressions delivered on our platform for both existing and new clients. There was no meaningful impact of changes in average cost per impression on total revenue.
Cost of revenues

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Cost of revenues	$12,418	19%	$8,544	19%	$3,874	45%
Cost of revenues increased by $3.9 million, or 45%, from $8.5 million for nine months ended September 30, 2020 to $12.4 million for the nine months ended September 30, 2021, primarily driven by a $1.5 million increase in serving and hosting fees and a $2.2 million increase in personnel costs due to a higher headcount, both to support our increased volumes.
Research and development

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Research and development	$16,932	26%	$13,673	30%	$3,259	24%
Research and development expenses increased by $3.2 million, or 24%, from $13.7 million in the nine months ended September 30, 2020 to $16.9 million for the nine months ended September 30, 2021. The increase was primarily due to an increase of $3 million in personnel costs as well an increase in technology infrastructure and hosting fees of $0.8 million, both to support our platform enhancement and maintenance work as well as our product research efforts. The increase was partially offset by a $1 million capitalization of research and development expenses.
Sales and marketing

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Sales and marketing	$23,534	37%	$22,624	49%	$910	4%
Sales and marketing expenses increased by $0.9 million, or 4%, from $22.6 million for the nine months ended September 30, 2020 to $23.5 million for the nine months ended September 30, 2021. The increase was driven primarily by higher commissions costs as a result of increased revenues.
General and administrative

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
General and administrative	$10,587	16%	$5,622	12%	$4,965	88%
General and administrative expenses increased by $5.0 million, or 88%, from $5.6 million for the nine months ended September 30, 2020 to $10.6 million for the nine months ended September 30, 2021. The increase was driven primarily by a $1.4 million increase in share-based compensation due to increase in headcount, value of our underlying common stock and vesting acceleration for several awards, an increase in personnel costs of $1.1 million, and $2 million increase in professional fees.
Finance expenses, net

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Finance expenses, net	$3,878	6%	$528	1%	$3,350	634%
Finance expenses increased by $3.4 million, or 634%, from $0.5 million for the nine months ended September 30, 2020 to $3.9 million for the nine months ended September 30, 2021. The increase was driven primarily by warrants valuation as a result of significantly increased valuation of the Company due to the announced SPAC merger transaction, improved market conditions and growth projections.
Taxes on income

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Taxes on income	$829	1%	$899	2%	$(70)	(8)%
Tax expense decreased by $0.1 million, or 8% from $0.9 million for the period ended September 30, 2020 to $0.8 million for the period ended September 30, 2021. The decrease was primarily due to changes in U.S. state and foreign income taxes and lower discrete impact of changes in uncertain tax positions related to our Israel subsidiary. The changes in U.S. state and foreign income taxes are attributable to decreases in taxable income.
Liquidity and Capital Resources
We have financed our operations and capital expenditures primarily through utilization of cash generated from operations, as well as borrowings under our credit facilities. As of September 30, 2021, we had cash, cash equivalents and restricted cash of $14.9 million and net working capital, consisting of current assets less current liabilities, of $36.7 million. As of September 30, 2021, we had accumulated deficit of $101.8 million, $49.8 million thereof results from accretion of preferred stock to redemption value driven by an increase of our common stock value due to possible SPAC transaction.
We believe our existing cash and cash equivalents, together with anticipated net cash provided by operating activities and available borrowings under our credit facility, will be sufficient to meet our working capital requirements for at least the next 12 months. However, if our operating performance during the next 12 months is below our expectations, our liquidity and ability to operate our business could be adversely affected. We are closely monitoring the effect that current economic conditions may have on our working capital requirements. To date, the COVID-19 pandemic has not had a material negative impact on our cash flow or liquidity. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors.”
In the future, we may attempt to raise additional capital through the sale of equity securities or through equity-linked or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of additional indebtedness, we may be subject to increased fixed payment obligations and could also be subject to additional restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. Any future indebtedness we incur may result in terms that are unfavorable to equity investors. We cannot guarantee that we will be able to raise additional capital in the future on favorable terms, or at all. Any inability to raise capital could adversely affect our ability to achieve our business objectives.
Revolving Line of Credit
In 2016, we entered into additional modifications to the credit line agreement dated 2012 (the “Agreement”), pursuant to which to which certain conditions were amended, the Maturity Date was extended to October 21, 2018 and the line of credit was increased from $6.5 million to $10 million.
On April 7, 2017 we utilized $5 million of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The balance owing as of December 31, 2017 was $5 million.
On October 20, 2018, we entered into additional modifications to the Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 31, 2018.
On December 26, 2018, we entered into an amended and restated Agreement (the “A&R Agreement”), pursuant to which certain conditions were amended, the Maturity Date was extended to December 26, 2020 and the line of credit was increased to from $10 million to $12 million.
On September 1, 2018 we utilized an additional $1 million of the line of credit. The credit installments bore U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Maturity Date was December 26, 2020. The balance owing as of December 31, 2018 was $6 million.
On November 30, 2019, we fully repaid the outstanding balance of the credit line in the amount of $6 million.
During 2020, the we fully drew down on our $12 million credit line. As of December 31, 2020, we had repaid $6 million, leaving a balance of $6 million. On December 29, 2020, we entered into additional modifications to the A&A Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 29, 2022, and the line of credit increased to $15 million.
As of September 30, 2021 the outstanding balance of the credit line was in the amount of $6 million. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. We were in compliance with all the covenants, including by maintaining an adjusted quick ratio of at least 1.20:1.00. As defined in the A&R Agreement “adjusted quick ratio” is the ratio of (a) quick assets to (b) current liabilities minus the current portion of deferred revenue. “Quick assets” determines as our unrestricted cash plus accounts receivable, net, determined according to U.S. GAAP.
During nine months ended September 30, 2021, we continued utilizing $6 million of a $15 million credit line which was drawn during 2020. As of September 30, 2021, the covenants under the Agreement were not changed from the amended Agreement. We are in compliance with all the covenants.
PPP Loan
In April 2020, we obtained an unsecured loan of $3.5 million through SVB under the PPP Loan.
In May 2020, we entered into a grant agreement (the “Grant Agreement”) to receive a grant of $0.5 million from SSIG, a related party of one of our investors, for the purpose of repayment of a portion of the PPP Loan. The PPP loan was partially repaid in May 2020, according to the Grant Agreement.
In June 2021, we repaid the outstanding balance of the PPP Loan of $3.0 million
Interest expenses for the Credit Line and PPP Loan for the nine months ended September 30, 2021 and 2020 were $0.2 million and $0.2 million, respectively. They were recorded in finance expenses, net in the unaudited interim condensed consolidated financial statements of operations.

Cash Flows
Nine months ended September 30, 2021 compared to nine months ended September 30, 2020
The following table summarizes our cash flows for the nine months ended September 30, 2021 and 2020:

	Nine months ended September 30,
	2021	2020
Net cash provided by/ (used in) operating activities	$3,046	$(2,477)
Net cash used in investing activities	(1,944)	(745)
Net cash (used in)/ provided by financing activities	(2,277)	9,559
(Decrease)/ increase in cash, cash equivalents and restricted cash	$(1,175)	$6,337
Operating Activities
Our cash flows from operating activities are primarily influenced by growth in our operations, increases or decreases in collections from our customers and payments to our vendors, as well as increases in personnel costs as we scale up our business. The timing of cash receipts from customers and payments to vendors and providers can significantly impact our cash flows from operating activities. In addition, we expect seasonality to impact quarterly cash flows from operating activities.
Cash provided by/ (used in) operating activities is calculated by adjusting our net loss for changes in working capital, as well as by excluding non-cash items such as depreciation and amortization, stock-based compensation and changes in fair value of warrants.
For the nine months ended September 30, 2021, net cash provided by operating activities was $3.0 million compared to net cash used of $2.5 million for the nine months ended September 30, 2020. The decrease in net cash used in operating activities during 2021 as compared to 2020 was primarily attributable to a decrease in net loss. Our non-cash adjustments increased by $5.0 million mostly driven by valuation of warrants and stock options granted in 2021 as a result of significantly increased valuation of the Company due to possible SPAC transaction, improved market conditions and growth projections, together with vesting acceleration for several awards.
The change in our working capital in the amount of $1.7 million was the result of increases in trade receivables and trade payables related to increased revenue and operating activities, and decrease in accrued liabilities primarily related to timing of payment for personnel cost and leases.
Investing Activities
For the nine months ended September 30, 2021, we used $1.9 million of net cash in investing activities, primarily driven by the investment in software development work of $1.0 million and loan in the amount of $0.5 million issued to our founder. This loan was forgiven in November, 2021.
For the nine months ended September 30, 2020, we used $0.7 million of net cash in investing activities, primarily consisting of leasehold improvements for our office in Israel.
Financing Activities
For the nine months ended September 30, 2021, net cash used in financing activities of $2.3 million was primarily due to repayment of PPP loan in the amount of $3.0 million, partially offset by proceeds received for exercises of options in the amount of $0.9 million.
For the nine months ended September 30 2020, net cash provided by financing activities of $9.6 million was primarily due to proceeds received under our credit line agreement.

Contractual Obligations and Future Cash Requirements
Lease commitments:
We rent our facilities and certain motor vehicles under operating lease agreements that expire on various dates, the latest of which is in 2025. The minimum rental payments under operating leases for rental of premises as of September 30, 2021 for the next five years totaled $6.3 million. Other operating leases are immaterial.
Pledges and bank guarantees:
In connection with the Agreement, we pledged 65,000 shares of common stock of our Israeli Subsidiary, NIS 0.01 par value each.
We have a total of $0.7 million of pledged bank deposits as of September 30, 2021. We obtained bank guarantees in an aggregate amount of $0.3 million in connection with our office lease agreements in the U.S as of September 30, 2021.
Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA
In addition to our results determined in accordance with U. S. GAAP, we believe that certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA Margin, are useful in evaluating our business. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP. In addition, other companies in our industry may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure. The following table presents a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable financial measure prepared in accordance with GAAP.

	Three months ended September 30,		Nine months ended September 30,		Year ended December 31,
	2021	2020	2021	2020	2020	2019
Net (loss)/income	$(259)	$2,468	$(3,854)	$(6,118)	$(812)	$(7,334)
Net loss margin	(1)%	13%	(6)%	(13)%	(1)%	(13)%
Depreciation and amortization	156	177	487	475	730	431
Stock-based compensation	591	94	2,311	457	584	378
Finance expense, net (a)	707	175	3,878	528	734	387
Other (b)	—	—	—	153	153	—
Taxes on income	304	178	829	899	1,200	902
Adjusted EBITDA	$1,499	$3,092	$3,651	$(3,606)	$2,589	$(5,236)
Adjusted EBITDA margin	6%	17%	6%	(8)%	4%	(9)%
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(a)Finance expense, net consists mostly of remeasurement expense related to our Argentinian subsidiary’s monetary assets, liabilities and operating results, our interest expense and revaluation of our warrants.

(b)Other consists predominantly of the loss related to a one time loss from sale of fixed assets in our Israel subsidiary.
We use Adjusted EBITDA and Adjusted EBITDA Margin as measures of operational efficiency to understand and evaluate our core business operations. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our core business and for understanding and evaluating trends in our operating results on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Some of the limitations of these measures are:
•they do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;
•they do not reflect income tax expense or the cash requirements to pay income taxes;
•they do not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt; and
•although depreciation and amortization are non-cash charges related mainly to intangible assets, certain assets being depreciated and amortized will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.
In addition, other companies in our industry may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure. You should compensate for these limitations by relying primarily on our U. S. GAAP results and using the non-GAAP financial measures only supplementally. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.
Operational Metrics
In addition, Innovid’s management considers Net Revenue Retention and Core Client Retention in evaluating the performance of the business. Net Revenue Retention is defined as the percentage of revenue retained from existing core platform customers (core customers that use our platform as an ad server of record) as compared to the prior year period. Innovid’s management believes that Net Revenue Retention is a useful metric for management and investors in evaluating Innovid’s value proposition to customers and its ability to retain customers. For the years ended December 31, 2018, 2019 and 2020, Innovid’s Net Revenue Retention was 110%, 114% and 121%, respectively. Core Client Retention is defined as the percentage of core platform clients retained by Innovid compared to the prior year period. Innovid’s management believes that Core Client Retention is a useful metric for management and investors in evaluating the strength of core customer relationships. For the years ended December 31, 2018, 2019 and 2020, Innovid’s Core Client Retention was 84%, 88% and 94%, respectively.
Off-Balance Sheet Arrangements
As of September 30, 2021, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”). The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the amounts reported in our consolidated financial statements and the accompanying notes to consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, including the ongoing and potential impacts of the COVID-19 pandemic and related government mandates and restrictions. Actual results may differ from these estimates.
While our significant accounting policies are described in more detail in Note 2 of our audited consolidated financial statements included in the Proxy, we believe the following accounting policies to be the most critical to the judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
The Company generates revenues from providing Advertising Services to advertisers, publishers and media agencies. The services focus on standard, interactive and data driven digital video advertising. The Company major revenue streams are ad serving and creative services. Ad Serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the creation of interactive or dynamic ad units by adding interactivity and dynamic features to standard ad units.
The Company adopted ASC, Revenue from Contracts with Customers Topic 606 (“ASC 606”) with a date of initial application of January 1, 2018, using the modified retrospective transition method, applied to all open contracts.
The Company recognizes revenue when its customer obtains control of promised services in an amount that reflects the consideration that the company expects to receive in exchange for those services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) and determines revenue recognition through the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative stand-alone selling price (“SSP”).
Revenues related to ad serving services are recognized at a point in time. The Company recognizes revenue from the display of impression-based ads in the contracted period in which the impressions are delivered. Impressions are considered delivered when an ad is displayed to users.
Revenues related to creative services are recognized at a point in time, when the Company delivers an ad unit, since the Company does not have enforceable right to payment before delivery. Creative services projects are usually delivered within a week.
The Company’s accounts receivable, consist primarily of receivables related to providing ad serving and creative services, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company typically bills customers on a monthly basis based on actual delivery. The payment terms vary, mainly with terms of net 60 days or less.
Typical contract term is twelve months or less for ASC 606 purposes. Some of the Company’s contracts can be cancelled without a cause. The Company has unconditional right to payment for the services provided as of the date of the termination of the contracts.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Costs to obtain a contract
Contract costs include commission programs to compensate sales employees for generating sales orders with new customers or for new services with existing customers. The Company elected to apply the practical expedient and recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. The liability-classified warrants are recorded under non-current liabilities. Changes in the estimated fair value of the warrants are recognized in “Financial expenses, net” in the consolidated statements of operations.
Fair value of financial instruments
The Company applies a fair value framework in order to measure and disclose its financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.
The Company’s financial instruments consist of cash and cash equivalents, restricted deposits, trade receivables, net, and trade payables. Their historical carrying amounts are approximate fair values due to the short-term maturities of these instruments.
The Company measures its investments in money market funds classified as cash equivalents and warrants liability at fair value.
The warrants were classified as level 3 in the fair value hierarchy because some of the inputs used in the valuation (the stock price) were determined based on management’s assumptions. The Company estimates the fair value of the Warrants liability using Black-Scholes option pricing model. Gains and losses from the remeasurement of the warrants liability are recognized in finance expenses, net in the consolidated statements of operations.
Stock-based compensation
The Company estimates the fair value of stock-based awards on the date of grant. The fair value of stock options with only service conditions is determined using the Black-Scholes option pricing model. The grant date fair value of the stock-based awards with graded vesting is recognized on a straight-line basis over the requisite service period. The determination of the fair value of the Company’s stock option awards is based on a variety of factors including Company’s common stock price, risk-free interest rate, expected volatility, expected life of awards and dividend yield. The Company has limited option exercise history and has elected to estimate the expected life of the stock option awards using the “simplified method” with the continued use of this method extended until such time that the Company has sufficient exercise history. The expected volatility of the price of such stocks is based on volatility of similar companies whose stock prices are publicly available over a historical period equivalent to the option’s expected term. The expected term of options granted represents the period of time that options granted are expected to be outstanding, and is determined based on the simplified method, as adequate historical experience is not available to provide a reasonable estimate. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends. Risk-free interest rates are based on the yield from U.S. Treasury zero-coupon bonds with a term equivalent to the expected term of the options.
The Company accounts for forfeitures as they occur.
Goodwill and intangible assets
Goodwill and certain other purchased intangible assets have been recorded in the Company’s consolidated financial statements as a result of the acquisition of the Argentinian Subsidiary. Goodwill represents the excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed.
The Company allocates goodwill to reporting units based on the expected benefit from the business combination. Reporting units are evaluated when changes in the Company’s operating structure occur, and if necessary, goodwill is reassigned using a relative fair value allocation approach. The Company currently has one reporting unit.
Goodwill is not amortized and is tested for impairment at least annually, on October 1, or more often if and when circumstances indicate that goodwill is not recoverable. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors considered in the assessment include industry and market conditions, overall financial performance, and other relevant events and factors affecting the reporting unit. If, after assessing the qualitative factors, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then performing a quantitative impairment test is unnecessary. If the Company concludes otherwise, it performs a quantitative goodwill impairment test. The quantitative impairment test, compares the fair value of a reporting unit with its carrying amount. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying value of the reporting unit exceeds its fair value, any excess of the reporting unit goodwill carrying value over the respective fair value is recognized as an impairment loss.
Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.
Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired.
Capitalized software development costs
Capitalized software development costs, which is included in property and equipment, net, consists of costs to purchase and develop internal-use software, which the Company uses to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended. These costs include personnel and related employee benefits for employees directly associated with the software development and external costs of the materials or services consumed in developing or obtaining the software. Any costs incurred during subsequent efforts to upgrade and enhance the functionality of the software are also capitalized. Once this software is ready for use in providing the Company's services, these costs are amortized on a straight-line basis over the estimated useful life of the software, which is 3 years. The amortization will be presented within cost of revenues in the consolidated statements of operations.
Income taxes and tax contingencies
Income taxes are computed using a balance sheet approach reflecting both current and deferred taxes. Current and deferred taxes reflect the tax impact of all of the events included in the financial statements. The basic principles employed in the balance sheet approach are to reflect a current tax liability or asset that is recognized for the estimated taxes payable or refundable on tax returns for the current and prior years, a deferred tax liability or asset that is recognized for the estimated future tax effects attributable to temporary differences and carryforwards, the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law of which the effects of future changes in tax laws or rates are not anticipated, and the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. There are certain situations in which deferred taxes are not provided. Some basis differences are not temporary differences because their reversals are not expected to result in taxable or deductible amounts.
The Company regularly evaluates deferred tax assets for future realization and establish a valuation allowance to the extent that a portion is not more likely than not to be realized. The Company considers whether it is more likely than not that the deferred tax assets will be realized, including existing cumulative losses in recent years, expectations of future taxable income, carryforward periods, and other relevant quantitative and qualitative factors. The recoverability of the deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely on estimates.
ASC 740, Income Taxes (“ASC 740) contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company classifies interest related to unrecognized tax benefits in taxes on income.
On December 20, 2017, Congress passed the Tax Cuts and Jobs Act (the “U. S. Tax Act”). The U.S. Tax Act requires complex computations to be performed that were not previously required by U.S. tax law, significant judgments to be made in interpretation of the provisions of the U.S. Tax Act, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced the Act provides that a person who is a U.S. shareholder of any controlled foreign corporation (“CFC”) is required to include its global intangible low-taxed income (“GILTI”) in gross income for the tax year in a manner generally similar to that for Subpart F inclusions. The term “global intangible low-taxed income” is defined as the excess (if any) of the U.S. shareholder’s net CFC tested income for that tax year, over the U.S. shareholder’s net deemed tangible income return for that tax year. The Company’s policy is to treat GILTI as a period expense in the provision for income taxes.
Functional currency
A majority of the Company’s revenues are generated in U.S. dollars. In addition, a substantial portion of the Company’s costs are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the U.S. dollar. Accordingly, accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars. All translation gains and losses resulting from the re-measurement of monetary assets and liabilities that are not denominated in the functional currency are recorded in Financial expenses, net on the consolidated statements of operations.

Recent Accounting Pronouncements
See Note 2 to our unaudited condensed consolidated financial statements and audited consolidated financial statements included in the Proxy or attached to this Current Report on Form 8-K, for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.
Quantitative and Qualitative Disclosures about Market Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables, net.
The majority of the Company’s cash and cash equivalents are invested in deposits with major banks in America and Israel. Such investments in the U. S. may be in excess of insured limits and are not insured in other jurisdictions. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk.
The Company’s trade receivables, net are mainly derived from sales to customers located in the U. S., Asia-Pacific region (“APAC”), Europe, the Middle East and Africa region (“EMEA”), and Latin America region (“LATAM”). The Company mitigates its credit risks by performing an ongoing credit evaluations of its customers' financial conditions.
The Company have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
The Company has customer concentration as disclosed in Note 2 to our unaudited condensed consolidated financial statements and audited consolidated financial statements included elsewhere in the Proxy or attached to this Current Report on Form 8-K.